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                                 EXHIBIT 99.1

Lori Owen
(408) 879-6911

           XILINX REVENUES UP 13% SEQUENTIALLY; EPS $0.35 EXCLUDING
                ONE-TIME CHARGE; COMMON SHARES TO SPLIT 2-FOR-1

          SAN JOSE, CA., OCTOBER 19, 1999 -- Xilinx, Inc. (NASDAQ:XLNX) today announced results for the second quarter of fiscal 2000 ending October 2, 1999. Second quarter revenue was $238.8 million, an increase of 13% from the previous quarter, and an increase of 53% from the second quarter of last year. Operating income increased 14% sequentially, excluding a one-time charge of $4.6 million associated with the acquisition of Philip's CPLD business, as Xilinx continued to reduce operating expenses as a percentage of total revenues. Net income for the second quarter was $56.0 million, or $0.33 per share. Excluding the one-time charge, net income was $59.2 million, or $0.35 per share, an increase of 15% from the prior quarter, which is more than double the net income reported in the second fiscal quarter of last year. Xilinx's profit margin, excluding the one-time charge, was nearly 25%, setting a corporate record for the second quarter in a row.

          "The September quarter exceeded our expectations," commented Wim Roelandts, Xilinx's chief executive officer. "Revenues from all geographies were up sequentially during the quarter. Most surprisingly, European revenues--which tend to be seasonally weak during the September quarter--were up nearly 22% sequentially as several customer programs commenced production." Roelandts continued, "While we experienced broad-based product demand during the quarter, I am particularly pleased with the growth of our new products. Since its introduction four quarters ago, cumulative revenues from the Virtex family have totaled approximately $50 million. Additionally, CPLD revenues now represent nearly 10% of total Xilinx revenues, up from 6% in the same quarter a year ago."

          Xilinx also announced that its Board of Directors approved a 2-for-1 split of its common shares. The stock split is subject to the approval of Xilinx shareholders, who must
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           XILINX REVENUES UP 13% SEQUENTIALLY; EPS $0.35 EXCLUDING
                ONE-TIME CHARGE; COMMON SHARES TO SPLIT 2-FOR-1



approve an amendment to the Company's articles of incorporation to increase the Company's authorized common stock. Subject to such approval, shareholders of record as of December 17, 1999 would receive one additional common share for every share held, to be distributed on December 27, 1999. The numbers reported for the second quarter do not reflect the split.


                    Business Review - Second Quarter FY'00:

 .  Turns bookings averaged approximately 51% for the quarter.

 . Inventory days at Xilinx and at distribution were 83 days and 69 days, respectively.

 . Capital expenditures and depreciation were $20.4 million and $8.1 million, respectively.

 . Approximately 4% of Xilinx's work-in-progress inventory was damaged as a result of the Taiwan earthquake. As a result, the Company expects no material impact to future financial results.*


                  Revenue by Geography - Second Quarter FY'00:


------------------------------------------------------------------------------
Region                Q2 FY'00           Q1 FY'00            Q2 FY'99
------------------------------------------------------------------------------

North America         68%                69%                 69%
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Europe                20%                19%                 21%
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Japan                  6%                 7%                  6%
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ROW                    6%                 5%                  4%
------------------------------------------------------------------------------



                 Revenue by End Market - Second Quarter FY'00:

------------------------------------------------------------------------------
End Market            Q2 FY'00           Q1 FY'00            Q2 FY'99
------------------------------------------------------------------------------
Communications**      70%                65%                 57%
------------------------------------------------------------------------------
Computing             18%                21%                 25%
------------------------------------------------------------------------------
Other                 12%                14%                 18%
------------------------------------------------------------------------------

**Includes networking & telecommunications
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           XILINX REVENUES UP 13% SEQUENTIALLY; EPS $0.35 EXCLUDING
                ONE-TIME CHARGE; COMMON SHARES TO SPLIT 2-FOR-1



               Revenue by Product Segment - Second Quarter FY'00:
-------------------------------------------------------------------------------
Product Family             Q2 FY'00   Q1 FY'00   Q4 FY'99   Q3 FY'99   Q2 FY'99
-------------------------------------------------------------------------------
Base (0.6u or greater)     12%        15%        17%        22%        23%
-------------------------------------------------------------------------------
Mainstream (0.5u & 0.35u)  54%        58%        64%        65%        63%
-------------------------------------------------------------------------------
Advanced  (0.25u or less)  25%        18%         8%         2%         1%
-------------------------------------------------------------------------------
Support                     9%         9%        11%        11%        13%
-------------------------------------------------------------------------------

Product Segments have been reclassified as of Q2 FY'00. All prior periods have been restated to reflect this change. The new product segments are defined as follows:

Base products (XC2000, XC3000, XC3100 and XC4000)
Mainstream products (XC4000E, XC4000EX, XC4000XL, XC5200, XC9500, XC9500XL, Spartan and CoolRunner)
Advanced products (XC4000XV, XC4000XLA, SpartanXL, and Virtex)
Support products (Serial PROMs, HardWire and Software)


Copies of financial literature, including this release, are available via fax or voice recording by dialing Xilinx's shareholder service line at 1-800-836-4002. Investor information is also available on the Investor Relations Web site at http://investor.xilinx.com.

          Xilinx is the leading innovator of complete programmable logic solutions, including advanced integrated circuits, software design tools, predefined system functions delivered as cores, and unparalleled field engineering support. Founded in 1984 and headquartered in San Jose, Calif., Xilinx invented the field programmable gate array (FPGA) and fulfills more than half of the world demand for these devices today. Xilinx solutions enable customers to reduce significantly the time required to develop products for the computer, peripheral, telecommunications, networking, industrial control, instrumentation, high-reliability/military, and consumer markets. For more information, visit the Xilinx web site at www.xilinx.com.

                                     --30--

For more information on Xilinx, access our World Wide Web site at http://www.xilinx.com. Xilinx is a registered trademark of Xilinx, Inc. All XC-prefix product designations, Virtex, Spartan and CoolRunner are trademarks of Xilinx, Inc. Other brands or product names are trademarks or registered trademarks of their respective owners.

*This is a forward looking statement and involves risks and uncertainties, including dependence on third party wafer suppliers and other risks that are described in our most recent 10K.